Schedule 13G                                                         Page 1 of 5

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                         CENTILLIUM COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                 001750-15231910
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)

[ ]     Rule 13d-1(c)

[X]     Rule 13d-1(d)



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                         Page 2 of 5


CUSIP No.     001750-15231910
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

      Shahin Hedayat
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

2     (a) [_]

      (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION   United States of America
 4
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,822,043*
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,822,043*
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9     1,832,293**
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10
      (See Instructions)
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11    EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12
      IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

Schedule 13G                                                         Page 3 of 5

Item 1.

         (a)   Centillium Communications, Inc.

         (b)   47211 Lakeview Boulevard, Fremont CA 94538

Item 2.

         (a)   Shahin Hedayat

         (b) c/o Centillium Communications, 47211 Lakeview Boulevard, Fremont CA 94538

         (c)   United States of America

         (d)   Common Stock

         (e)   001750-15231910

Item 3. If this statement is filed pursuant to (S)(S) 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         Not Applicable.

Item 4.  Ownership

         (a)   Amount beneficially owned:   1,832,293**

         (b)   Percent of class:    5.3%

         (c)   Number of shares as to which the person has:

               (i)      Sole power to vote or to direct the vote:      -0-

               (ii)     Shared power to vote or to direct the vote:  1,822,043*

               (iii) Sole power to dispose or to direct the disposition of: -0-

               (iv) Shared power to dispose or to direct the disposition of: 1,822,043*

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not Applicable.

Schedule 13G                                                         Page 4 of 5



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company Not Applicable.

Item 8.  Identification and Classification of Members of the Group

         Not Applicable.

Item 9.  Notice of Dissolution of Group

         Not Applicable.

Item 10. Certification

         Not Applicable.

_____________

*    Shares held by the Shahin & Shirin Hedayat Family Trust.

** Includes (a) 5,000 shares held by the Shahin Hedayat Irrevocable Trust, as to which the reporting person disclaims beneficial ownership pursuant to Rule 13d-4, (b) 5,000 shares held by the Shirin D. Hedayat Irrevocable Trust, as to which the reporting person disclaims beneficial ownership pursuant to Rule 13d-4, and (c) 250 shares held by the reporting person's spouse.

Schedule 13G                                                         Page 5 of 5



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                                   February 13, 2002
                                      ------------------------------------------
                                                         Date

                                                 /s/ SHAHIN HEDAYAT
                                      ------------------------------------------
                                                      Signature


                                                    Shahin Hedayat
                                      ------------------------------------------
                                                         Name